Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Set forth below is a listing of the smoking and health class action and the health care cost recovery cases currently scheduled for trial through 2004 against PM USA and, with respect to the health care cost recovery case, against ALG.

Case (Jurisdiction)	Type of Action	Trial Date

Scott, et al. v. The American Tobacco Company, et al. (Louisiana)	Smoking and Health Class Action (Second Phase of Trial)	December 3, 2003

The United States of America v. Philip Morris Incorporated, et al. (Washington, D.C.)	Health Care Cost Recovery Case	September 13, 2004

Exhibit 99.2

Below is a schedule setting forth by month the number of individual smoking and health cases, including cases brought by current and former flight attendants claiming personal injuries allegedly related to ETS, against PM USA and, in some cases, ALG, that are currently scheduled for trial through the end of 2004.

2004

January (3)
March (2)
April (1)
May (5)
June (3)
July (1)
September (1)
October (3)
November (1)
December (1)